                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Bradlees, Inc. on Form S-8 of our report dated March 20, 1997 (February 16, 1999 with respect to Note 17) (which expresses an unqualified opinion and includes explanatory paragraphs relating to (a) the Company filing for reorganization under Chapter 11 of the Federal Bankruptcy Code and (b) the Company's 1996 loss from operations and stockholders' deficiency, which raise substantial doubt about the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Bradlees, Inc. for the year ended January 30, 1999.


Boston, Massachusetts
April 29, 1999